Exhibit 5.1

Minkyu Park

+1 212 479 6588

Minkyu.Park@cooley.com

April 6, 2026

LB Pharmaceuticals Inc

One Pennsylvania Plaza, Suite 1025

New York, NY 10119

Re: LB Pharmaceuticals Inc

Ladies and Gentlemen:

We have acted as counsel to LB Pharmaceuticals Inc, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including the prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale by certain selling stockholders of up to 4,778,491 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 3,306,571 shares of Common Stock (the “PIPE Shares”) issued pursuant to that certain Securities Purchase Agreement dated February 4, 2026 (the “Agreement”) by and among the Company and the investors named therein, (ii) 54,813 shares of Common Stock held by another stockholder (collectively with the PIPE Shares, the “Shares”) and (iii) 1,417,107 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of pre-funded warrants issued pursuant to the Agreement (the “Warrants”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the agreements pursuant to which the Shares and the Warrants were issued, (d) the Warrants, and (e) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

COOLEY LLP 55 HUDSON YARDS, NEW YORK, NY 10001

T: (212) 479-6000 F: (212) 479-6275 COOLEY.COM

LB Pharmaceuticals Inc

April 6, 2026

Page Two

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company or that the exercise price of the Warrants is below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable and that the Warrant Shares, when issued against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

COOLEY LLP

By:	/s/ Minkyu Park
Minkyu Park

COOLEY LLP 55 HUDSON YARDS, NEW YORK, NY 10001

T: (212) 479-6000 F: (212) 479-6275 COOLEY.COM